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Exhibit 23.2

CONSENT OF KPMG LLP, INDEPENDENT PUBLIC ACCOUNTANTS

        We consent to incorporation by reference in the registration statement on Form S-3 and related prospectus for the registration of 3,526,093 shares of common stock of 24/7 Real Media, Inc. of our report dated March 29, 2002, except for footnotes 3 and 4(b), which are as of October 15, 2002, relating to the consolidated balance sheet of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2002 Annual Report on Form 10-K of 24/7 Real Media, Inc. dated March 31, 2003, and to the reference to our firm under the heading "Experts" in the registration statement.

        Our report dated March 29, 2002, except for footnotes 3 and 4(b), which are as of October 15, 2002, contains two explanatory paragraphs. The first explanatory paragraph states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The second explanatory paragraph states that the Company revised the consolidated financial statements and footnotes to reflect the sale of its IMAKE subsidiary as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ KPMG LLP

New York, New York
June 18, 2003

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CONSENT OF KPMG LLP, INDEPENDENT PUBLIC ACCOUNTANTS